EXHIBIT 3.1

AMENDMENT NO. 1

TO THE

BY-LAWS

OF

ACCELERATE DIAGNOSTICS, INC.

November 14, 2017

Pursuant to the resolutions adopted by the Board of Directors of Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), dated November 14, 2017, the By-laws of the Company (the “Bylaws”) are hereby amended as follows:

1.       The first sentence of Paragraph 2 of Article IV of the Bylaws is deleted and replaced with the following:

“The number of directors of the Corporation shall be not less than three (3) nor more than ten (10).”

2.       Except as otherwise set forth herein, all other provisions of the Bylaws shall remain in full force and effect.

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CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

1.       That I am the duly elected and acting Secretary of Accelerate Diagnostics, Inc., a Delaware corporation; and

2.       That the foregoing Amendment No. 1 to the By-laws, comprising two (2) pages, including this Certificate of Secretary, constitutes the Amendment No. 1 to the Bylaws of said corporation as duly adopted by the Board of Directors by Action by Written Consent of said corporation on or about the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on November 14, 2017.

By: /s/ Steve Reichling

Name: Steve Reichling

Title:   Secretary